Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Investors Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-146894) on Form S-8 of our reports dated February 28, 2012, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, the six month period ended December 31, 2009 and for the year ended June 30, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports are included in the December 31, 2011 Annual Report on Form 10-K of Investors Bancorp, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of April 1, 2009.

/s/ KPMG LLP

Short Hills, New Jersey

February 28, 2012